Exhibit 10.18
PROFESSIONAL SERVICES AGREEMENT

           THIS AGREEMENT is made this first day of January, 2009 (“Effective Date”) by and between Ministry Partners Investment Company, LLC, (“MPIC”) and Evangelical Christian Credit Union, a state-chartered credit union, (“ECCU”) with reference to the following:

Recitals

A.         MPIC was organized as a credit union service organization (CUSO) and provides liquidity financing and mortgage origination financing solutions to credit unions, through the sale of securities and debt instruments to both individuals and institutional investors in an effort to provide mortgage loans to the Evangelical Christian community for the acquisition and improvement of properties and facilities of churches, Christian schools and educational institutions, ministries, and church-related organizations.

B.         MPIC has requested that ECCU provide certain administrative services to MPIC.  MPIC will retain responsibility for managing and operating its mortgage financing, business operations, and CUSO services.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions and other good and valuable consideration set forth below, the parties agree as follows:

1.         Term of Agreement.  Unless sooner terminated as provided in Section 8 below, the term of this Agreement shall commence upon the Effective Date and shall end on December 31, 2009.  This Agreement shall be automatically renewed for one-year periods unless either party provides written notice to the other party at least three months prior to Expiration Date or the termination date of any renewal term thereafter.

2.         Responsibilities of ECCU.  ECCU will provide administrative services as listed on the attached Exhibit “A”, as may be replaced or supplemented from time to time by ECCU or at the request of MPIC.  If additions or deletions are made to Exhibit “A” during the term of this Agreement, or during any subsequent term renewals, ECCU and MPIC shall memorialize such changes on an amended Exhibit “A”, and both parties shall forthwith sign and date such revised Exhibit “A” and then attach it to this Agreement.  ECCU reserves the right to adjust the amounts on Exhibit “A” with respect to such additions and deletions during the term hereof.  In addition to the services identified in Exhibit A hereto, ECCU agrees to provide access toMPIC for one data recovedry seat at its offsite disaster recovery provider.

3.         Responsibilities of MPIC.  MPIC shall pay ECCU for such services in the manner described in Section 4 below and at such amounts described on the attached Exhibit “A”.

4.         Payment for Services.

a.
Services Rendered.  During the term of this Agreement, MPIC agrees to deliver payment for such services or authorize the release of such funds to pay for services rendered by ECCU under this Agreement within ten (10) days of invoice date.  Any unpaid balance will be subject to a periodic charge of one percent per calendar month until paid in full.  ECCU reserves the right to terminate this Agreement at any time if full payment is not made when due.  Should MPIC require additional administrative services from ECCU that are not included in this Agreement, the fee for any such additional services shall be negotiated and paid separately.

b.
Fee Adjustment.  The fees for services provided by ECCU are subject to adjustment by ECCU based upon changes in local, state, and federal laws, changes in insurance requirements or costs, or changes in costs incurred by ECCU in providing such services under this Agreement.  ECCU agrees to provide MPIC with at least a thirty (30) day advance notice of a fee adjustment.  Within thirty (30) days of the effectiveness of a fee increase, MPIC shall be entitled to terminate this Agreement upon written notice to ECCU, such termination to be effective thirty (30) days from the date of such termination notice.

c.
Change in Scope of Services.  If during the term of this Agreement, MPIC’s need for administrative services hereunder is increased or reduced by a significant change in the scope of MPIC’s business or operations, as a result of dispositions or otherwise, MPIC may request, and ECCU may provide, an appropriate change in the level of services provided hereunder and such parties shall in good faith redetermine the fee payable for such services for the remainder of the term of this Agreement on the basis of the change in level of such administrative services.

5.         Other Expenses.  From time to time, ECCU may incur other expenses on behalf of MPIC, such as telephone costs, etc.  ECCU shall itemize its costs incurred on MPIC’s behalf and submit reasonable documentation for expenditures.  Purchases and such expenditures incurred by ECCU on behalf of MPIC shall be billed to MPIC at ECCU’s cost with no markup.  MPIC shall reimburse ECCU in the manner described in Section 4 above.  ECCU shall receive no rebates, commissions, or credits for purchase, expenditures, or arrangements made with an outside vendor for MPIC by ECCU and billed by the vendor directly to MPIC or a party designated by MPIC without MPIC’s express acknowledgement and consent.

6.         Confidentiality.  MPIC and ECCU agree to maintain as strictly confidential all records, data, information, and documents each may receive or access concerning the other’s business and affairs and the other’s customers and members (collectively “Confidential Information”) in strict confidence and shall not disclose the other’s Confidential Information to third parties except (a) as necessary in performing its duties hereunder, or (b) pursuant to a request issued by a court or governmental agency or regulatory authority or required to be disclosed under applicable law, provided that prior written notice of such obligation is provided to the other party and an opportunity to oppose such disclosure or obtain a protective order is furnished to the other party, or (c) with the advance consent of the party owning the Confidential Information.  Confidential Information shall include, but not be limited to, notebooks, books, memoranda, records, journals, lists, reports, files, correspondence, management information, reviews, analysis, research, business plans, budgets, profit and loss statements, whether in paper form, electronic form or copies thereof.  The obligations under this Section 6 shall not apply to information that (a) is in or enters the public domain without breach of this Agreement, or (b) a party receives from a third party without restriction on disclosure and without breach of a non-disclosure obligation, or (c) which the party, not claiming prior ownership, develops independently and can prove same with written evidence.  This Confidentiality provision shall survive termination of this Agreement.

7.         Relationship of Parties.  It is the parties’ intent that ECCU shall act solely as an independent contractor.  Nothing in this Agreement shall be construed to create a partnership, joint venture, or principal agency relationship between ECCU and MPIC.

8.         Termination.  In addition to termination in accordance with Section 4.b above, this Agreement may be terminated as follows:

a.	By MPIC and ECCU mutually agreeing to terminate this Agreement prior to expiration of the term.

b.
At the nondefaulting party’s option, upon a default as defined in Section 9 below by the nondefaulting party giving written notice to the defaulting party specifying the default.  Upon receipt of such notice, the defaulting party shall have thirty (30) days to cure or begin in good faith to cure the default and if the default is cured, or good faith efforts are begun to cure the default, then this Agreement shall continue as if no notice was sent; otherwise, the termination date shall be thirty (30) days from the date the defaulting party receives notice from the nondefaulting party of termination due to a default.

Except where termination is the result of a default by MPIC, in which case MPIC shall be liable for all amounts owing by it under this Agreement through the expiration of the term, any amounts payable to ECCU hereunder shall be prorated through the termination date of this Agreement.

9.	Default.

a.
Termination by Either Party.  Subject to Section 8, either party may at any time immediately terminate this Agreement in the event of a material breach by the other party of the Agreement.  The term “material breach”, as used herein, includes, but is not limited to, the following: (1) failure to comply with any federal, state, or local law, (2) failure to comply fully with a directive or order from a governmental agency or insurance carrier, (3) breach of any material warranty or representation made herein, or (4) the failure to comply with the terms and obligations under this Agreement.

b.
Termination by ECCU.  This Agreement may also be terminated at any time by ECCU in the event of any federal, state, or local legislation, regulatory action, insurance carrier action, law enforcement, or judicial decision, which, in the sole discretion of ECCU, adversely affects its interest under this Agreement.

c.
Termination for Non-Payment.  If MPIC fails to pay any amount due under this Agreement in full when due, or fails to pay any other fees or amounts due hereunder in full, ECCU may terminate this Agreement by providing written notice pursuant to Section 8 above.

d.
Effect of Termination.  Termination of this Agreement shall not affect the continuation of any outstanding obligation or liability incurred by either party during the term of this Agreement, including payment to ECCU.

10.         Limited Liability and Indemnity.  With regard to the services to be performed by ECCU, neither ECCU nor its employees or agents shall be liable to MPIC, or to anyone who may claim any right due to his/her relationship with MPIC, for any acts or omissions in the performance of said services except when said acts or omissions are due to willful misconduct or gross negligence of ECCU or its employees or agents.  MPIC shall indemnify, defend and hold ECCU, its employees and agents free and harmless from any obligations, costs, claims, judgments, attorneys’ fees and all other damages and expenses (but not lost profits, consequential damages, goodwill, business interruption, or loss of business) arising from (a) the services performed pursuant to this Agreement or in any way connected with said services performed by MPIC, or (b) the actions of any vendor or contractor engaged by MPIC under this Agreement, or (c) MPIC’s breach of any provision of this Agreement, except when same results from willful misconduct of ECCU and ECCU is adjudged guilty of willful misconduct by a competent court or arbitrator having jurisdiction over the matter.  This Limited Liability and Indemnity provision shall survive termination of this Agreement.

11.         Notices.  All notices and other communications hereunder shall be in writing.  Notices shall be deemed duly given, when delivered personally or five (5) days after being sent through the U.S. Postal Service, postage paid, first-class.  If sent through any reputable one-day, two-day, or three-day courier, such as Federal Express or DHL, fees prepaid, delivery shall be at the time confirmed.  Notices shall be sent to the addresses of the parties set forth next to their respective signatures hereto, or to such other addresses as may be specified from time to time by notice in writing to the other parties hereto.

12.         Further Assurances.  The parties agree to execute and deliver such further documents and instruments and do such further acts and things as may reasonably be necessary to carry out the purposes and intent of this Agreement.

13.         Duties on Termination.  In the event of termination of this Agreement as provided herein, each party agrees to deliver promptly to the other party all notebooks, documents, memoranda, reports, files, correspondence and other property belonging to the other party relating to its business which are in the party’s possession or under its control.

14.         Intellectual Property.  Any and all inventions, discoveries, improvements, copyrightable works and creations (hereafter referred to as “Intellectual Property”) which MPIC has previously, solely or jointly, conceived or made or may conceive or make during the period of this Agreement shall be the sole and exclusive property of MPIC.  MPIC shall have sole and exclusive responsibility for protecting its rights to such Intellectual Property and to all of its other assets, and ECCU shall have no responsibility with regard to same.

15.         Books and Records.  Each party hereto shall keep full and adequate books of account and records reflecting all transactions and matters covered by this Agreement, in accordance with its normal accounting practices and principles.  The books of account and all other records relating to or reflecting transactions or matters covered by this Agreement maintained by one party shall be made available to the other party and its accountants and other representatives at all reasonable times for inspection and copying, and each party shall cooperate fully with the other in explaining any calculations or charges under this Agreement.

16.         Entire Agreement of the Parties/Modifications.  This Agreement contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement or which modifies or amends this Agreement will be effective unless it is in writing signed by the party to be charged.

17.         Waiver.  Any party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provisions or prevent that party thereafter from enforcing such provision or any other provision of this Agreement.

18.         Severable Provisions.  If any portion of this Agreement shall be held invalid or inoperative, then so far as reasonable and possible the remainder of this Agreement shall be considered valid and operative and effect shall be given to the intent manifested by the portion held invalid or inoperative.  The parties authorize any modifications necessary to those provisions, or portions of provisions, held invalid or inoperative so that effect can be given to the parties’ intent.

19.         Governing Law.  This Agreement shall, in all respects, be governed by and construed in accordance with the internal laws of the State of California without regard to the conflict of law principles thereof.

20.         Assignment.  This Agreement and the respective rights and obligations hereunder may not be assigned by either party hereto without the express written consent of the other party, expect for an assignment by ECCU or MPIC to any successor to all or a substantial portion of the business of ECCU or MPIC.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

21.         References.  All references made to this Agreement are intended and shall be deemed to mean this Agreement, inclusive of and together with all other agreements, documents, schedules and exhibits appended hereto, all of which are deemed hereby to be fully incorporated herein by reference.

22.         Attorneys’ Fees.  Should an action be commenced by either party to interpret or enforce the terms of this Agreement or to collect any amounts owning under this Agreement, the prevailing party in such action shall be entitled to receive its reasonable attorneys’ fees and costs, in addition to such other relief that may be granted.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

“ECCU”	“MPIC”
Evangelical Christian Credit Union	Ministry Partners Investment Company, LLC
955 West Imperial Highway	915 West Imperial Highway, Suite 120
Brea, California 92821	Brea, California 92821

By:________________________________	By:_________________________________
Brian D. Scharkey	Billy M. Dodson
Chief Financial Officer	President